As filed with the Securities and Exchange Commission on March 6, 2012	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_______________

CFS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-2042093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
707 Ridge Road Munster, Indiana 46321
(Address, including zip code, of registrant’s principal executive office)
________________

CFS BANCORP, INC.
2008 OMNIBUS EQUITY INCENTIVE PLAN
(Full title of the plan)
_______________
Jerry A. Weberling
Executive Vice President and Chief Financial Officer
CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana  46321
(219) 836-5500
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jennifer Durham King, Esq.
Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois  60601
(312) 609-7500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, pursuant to Rule 12b-2 under the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value(3)	342,457	$5.41	$1,852,693	$168

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, $0.01 par value (the “Common Stock”), as may become issuable under the plan as a result of any stock split, stock dividend, recapitalization or similar event or transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) based on the average of the high and low sales prices for the Common Stock reported on the Nasdaq Global Market on March 2, 2012 ($5.41).

(3)
Includes an aggregate of 72,457 shares being carried forward from those shares of the CFS Bancorp, Inc. 2003 Stock Option Plan previously registered by Registration Statement on Form S-8, File No. 333-105687.  A registration fee of $82.36 was paid with respect to these shares registered in that filing.  Such previously registered shares being carried forward, together with the shares being registered hereby, represent the total number of shares remaining reserved and available for issuance under the Plan.

EXPLANATORY NOTE

The CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan (the “Plan”) was adopted by the Registrant’s Board of Directors on March 17, 2008 and approved by the Registrant’s shareholders at its 2008 Annual Meeting of Shareholders held on April 29, 2008. The shares being registered hereby include: (1) 270,000 shares available for issuance under the Plan pursuant to its terms when adopted, and (2) an aggregate of 72,457 shares being carried forward from shares that were either forfeited, cancelled or expired or remained available for issuance under the Registrant’s 2003 Stock Option Plan and that were previously registered on Form S-8, File No. 333-105687. A copy of the Plan is being filed as an exhibit to this Registration Statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I have been or will be sent or given to those persons who participate in the Plan.  Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) as a part of this Registration Statement or as an exhibit.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant, a Delaware corporation, are incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 6, 2012 (File No. 000-24611);

(b)	Current Reports on Form 8-K/A filed with the SEC on January 5, 2012 and March 1, 2012 (File No. 000-24611);

(c)	The description of Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on July 10, 1998 (File No. 000-24611).

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Article VII of the Company’s Amended and Restated Bylaws provides that the Company will provide indemnification to its directors and officers in accordance with the provisions of the Company’s Articles of Incorporation.

Article VI, Section 6.2 of the Company’s Articles of Incorporation sets forth the circumstances under which the Company may indemnify a director, officer, employee or agent of the Company.  The procedures described in Article VI, Section 6.2 are substantially similar to the procedures set forth in Sections 23-1-37-8 and 23-1-37-13 of the Indiana Business Corporation Law (the “IBCL”) and provide that a corporation may indemnify any individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the corporation against liability incurred in any proceeding if the individual acted in good faith and reasonably believed (i) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the corporation’s best interests and (ii) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests.

In the case of any criminal proceeding, the individual must have also had either reasonable cause to believe his conduct was lawful or no reasonable cause to believe that it was unlawful.  In addition, Sections 23-1-37-9 and 23-1-37-13 provide that a corporation, unless limited by its articles of incorporation, must indemnity a director or officer who was wholly successful in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with any proceeding.

Section 23-1-35-1 of the IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director’s office in compliance with Section 23-1-35-1 and the breach or failure to perform constitutes willful misconduct or recklessness.

The effect of the foregoing provisions of the Indiana Business Corporation Law, the Company’s Articles of Incorporation and Amended and Restated By-Laws would be to permit such indemnification of officers and directors by the Company for liabilities arising under the Securities Act of 1933.

The Company has purchased $15.0 million of insurance policies which insure the Company’s directors and officers against liability which they may incur as a result of actions taken in such capacities.

Item 7.     Exemption from Registration Claimed.

Not applicable.

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Item 8.     Exhibits.

4.1	Articles of Incorporation of CFS Bancorp, Inc. (incorporated by reference to the Registrant’s Definitive Proxy Statement for its Annual Meeting of Shareholders filed with the SEC on March 25, 2005).
4.2	Amended and Restated By-Laws of CFS Bancorp, Inc. (incorporated by reference to the Registrant’s Form 8-K filed with the SEC on December 17, 2010).
5.1	Opinion of Vedder Price P.C.
23.1	Consent of BKD, LLP.
23.2	Consent of Vedder Price P.C. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages of the Registration Statement).
99.1	CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan.

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Munster, State of Indiana, on this 6th day of March, 2012.

CFS BANCORP, INC.

By:	/s/Jerry A. Weberling
Jerry A. Weberling
Executive Vice President and Chief Financial Officer

We, the undersigned officers and directors of CFS Bancorp, Inc., and each of us, do hereby constitute and appoint each and any of Daryl D. Pomranke and Jerry A. Weberling our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of March, 2012.

Name	Title
/s/Robert R. Ross _ Robert R. Ross	Chairman of the Board
/s/Daryl D. Pomranke _ Daryl D. Pomranke	President, Chief Executive Officer and Director
/s/Jerry A. Weberling Jerry A. Weberling	Executive Vice President and Chief Financial Officer
/s/Gregory W. Blaine Gregory W. Blaine	Director
/s/Gene Diamond _ Gene Diamond	Director
/s/John W. Palmer John W. Palmer	Director
/s/Joyce M. Simon Joyce M. Simon	Director

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INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of CFS Bancorp, Inc. (incorporated by reference to the Registrant’s Definitive Proxy Statement for its Annual Meeting of Shareholders filed with the SEC on March 25, 2005).
4.2	Amended and Restated By-Laws of CFS Bancorp, Inc. (incorporated by reference to the Registrant’s Form 8-K filed with the SEC on December 17, 2010).
5.1	Opinion of Vedder Price P.C.
23.1	Consent of BKD, LLP.
23.2	Consent of Vedder Price P.C. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages of the Registration Statement).
99.1	CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan.